Exhibit 11

ALFA CORPORATION

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The following computations set forth the calculation of basic and diluted net income per common share and common share equivalents for the six-month and three-month periods ended June 30, 2004 and 2003:

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003
Net income	$46,043,018	$37,917,449	$20,566,131	$19,187,821

Weighted average number of common shares outstanding	80,068,036	79,468,821	80,039,000	79,605,514

Net income per common share – Basic	$0.58	$0.48	$0.26	$0.24

	Six Months Ended June 30,		Three Months Ended June 30,
	2004	2003	2004	2003
Net income	$46,043,018	$37,917,449	$20,566,131	$19,187,821

Weighted average number of common shares outstanding	80,068,036	79,468,821	80,039,000	79,605,514

Common share equivalents resulting from:
Dilutive stock options	522,763	596,593	492,351	621,359

Adjusted weighted average number of common and common equivalent shares outstanding	80,590,799	80,065,414	80,531,351	80,226,873

Net income per common share – Diluted	$0.57	$0.47	$0.26	$0.24